Exhibit 99.1

8325 Six Forks Road
Raleigh, NC 27615
919-846-4100
800-444-5664
EnactMI.com
FOR IMMEDIATE RELEASE
March 2, 2023

Enact Welcomes Jerome Upton to its Board of Directors

RALEIGH, N.C., March 2, 2023 – Enact Holdings, Inc. (Nasdaq: ACT) (Enact) a leading provider of private mortgage insurance through its insurance subsidiaries, has appointed Jerome Upton to the company’s board of directors.

“We are pleased to welcome Jerome to Enact’s Board of Directors and Risk Committee,” said Dominic Addesso, Chairperson of the Enact Board, “In addition to having a strong financial background, Jerome also will provide a unique perspective from his substantial experience with Genworth’s international mortgage insurance business. Jerome’s business acumen and long tenure with Genworth will be a great complement to the skills and perspectives represented on the board and will serve the Company well.”

Mr. Upton has served as Genworth’s Senior Vice President, Deputy Chief Financial Officer, and Controller since April 2022. Genworth announced in early February of this year that it would be separating the roles of Chief Financial Officer (CFO) and Chief Investment Officer, and that Mr. Upton would be named Executive Vice President and Chief Financial Officer.

Over his many years with Genworth, Mr. Upton has served in a variety of roles, including interim CFO of Genworth’s U.S. Life Insurance segment from August 2019 to August 2020, and Chief Financial and Operations Officer of Genworth’s Global Mortgage Insurance business from May 2012 to August 2019. Prior to joining Genworth, then GE, in 1998, Mr. Upton served in leadership positions with KPMG Peat Marwick and Century American Insurance Company.

Complete Enact board member biographies, including roles and committee assignments, can be found on the company website under the Corporate Governance tab at https://ir.enactmi.com/corporate-governance/governance-overview.

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About Enact Holdings, Inc.
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Investor Contact
Daniel Kohl
EnactIR@enactmi.com

Media Contact
Sarah Wentz
Sarah.Wentz@enactmi.com